Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of

Additional Information in Post–Effective Amendment No. 236 to the Registration Statement on

Form N–1A of Fidelity Advisor Series I: Fidelity Real Estate High Income Fund of our report dated January 16, 2020, relating to the financial statements and financial highlights included in the November 30, 2019 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

January 21, 2020